Exhibit 99.1

Prestige Announces Agreement to Expand Eye Care Offering with Acquisition of TheraTears

-	Acquisition adds TheraTears brand to Company’s leading eye care portfolio
-	Acquisition expected to add approximately $60 and $20 million of Revenue and EBITDA, respectively on an annual basis
-	Transaction expected to close during fiscal 2Q

TARRYTOWN, N.Y.--(GLOBE NEWSWIRE)-May 27, 2021-- Prestige Consumer Healthcare Inc. (“Prestige” or the “Company”) (NYSE:PBH) today announced that it has entered into a definitive agreement to acquire a portfolio of over-the-counter consumer brands from specialty pharmaceutical company Akorn Operating Company LLC (“Akorn”) for $230 million in cash. The agreement is structured as an asset purchase that delivers anticipated tax benefits of ~$30 million and expected annual EBITDA of ~$20 million equating to a transaction valued at less than 10x pro-forma EBITDA. The transaction is estimated to add annual Revenues, Earnings Per Share and Operating Cash Flow of approximately $60 million, $0.10 and $13 million, respectively.

The consumer product portfolio to be acquired from Akorn features the TheraTears eye care brand, which represents approximately 80% of portfolio revenues, as well as four other brands in the VMS and Cough & Cold categories. TheraTears is a doctor-created brand with heritage dating back to the mid-1970s when ophthalmologist Dr. Jeffrey Gilbard began research into treatment and relief of dry eyes. The brand has a strong and loyal user base for its products and participates in the fast-growing OTC “dry eye” segment.

“Prestige has a long and successful history in the eye care space highlighted by the iconic Clear Eyes brand. The acquisition of the proven TheraTears brand will further enhance this leading eye care franchise with additional long-term growth opportunities in the fast-growing “dry eye” segment,” said Ron Lombardi, Chairman and Chief Executive Officer of Prestige Consumer Healthcare.

The TheraTears brand is well positioned with the mild and episodic dry eye consumer with a long track record of steady market share gains and revenue growth above the category. Furthermore, the portfolio complements Prestige’s operational model with outsourced manufacturing and similar distribution characteristics to the Company’s existing business. The brands are expected to be able to leverage existing infrastructure resulting in a timely integration. The Akorn portfolio has a solid financial profile of sales growth and margins consistent to Prestige’s long-term growth targets and financial profile.

“Today’s acquisition announcement reinforces our strategy that acquisitions will remain part of a disciplined capital allocation approach, alongside debt reduction and continued investment in our leading brand portfolio. The acquisition is a match with our criteria that focuses on long-term brand building opportunities, fits with our business model and provides disciplined returns. We anticipate this proven strategy of acquiring, integrating and building brands to grow our portfolio will continue to build shareholder value for the long term,” Mr. Lombardi concluded.

The Company plans to finance the acquisition with a combination of funds from its existing credit facilities and available cash and expects the transaction would add approximately a half point to its leverage calculation at the time of the close. Prestige anticipates the FY22 year-end pro-forma leverage level will be below the FY21 year-end covenant-defined leverage ratio of 4.2x. Upon closing, the transaction is expected to be accretive to earnings per share and cash flow from operations, exclusive of transaction, integration and purchase accounting items. The transaction is expected to close during the fiscal second quarter, subject to customary closing conditions, including clearance under the Hart-Scott Rodino Antitrust Improvements Act of 1976.

Sawaya Partners, LLC is acting as exclusive financial advisor to Prestige in the transaction and Reed Smith LLP as legal counsel.

Non-GAAP Financial Measures

Today’s press release also presents expected EBITDA impact. EBITDA is a non-GAAP financial term and represents earnings before interest, taxes, depreciation and amortization. Management believes the presentation of EBITDA provides useful additional information to investors about trends and financial profitability of Akorn Consumer Health.

About Prestige Consumer Healthcare

Prestige Consumer Healthcare markets, sells, manufactures and distributes consumer healthcare products to retail outlets throughout the U.S. and Canada, Australia, and in certain other international markets. The Company’s diverse portfolio of brands include Monistat® and Summer’s Eve® women's health products, BC® and Goody's® pain relievers, Clear Eyes® eye care products, DenTek® specialty oral care products, Dramamine® motion sickness treatments, Fleet® enemas and glycerin suppositories, Chloraseptic® and Luden's® sore throat treatments and drops, Compound W® wart treatments, Little Remedies® pediatric over-the-counter products, Boudreaux’s Butt Paste® diaper rash ointments, Nix® lice treatment, Debrox® earwax remover, Gaviscon® antacid in Canada, and Hydralyte® rehydration products and the Fess® line of nasal and sinus care products in Australia. Visit the Company's website at www.prestigeconsumerhealthcare.com.

Forward-Looking Statements

This news release contains "forward-looking statements" within the meaning of the federal securities laws that are intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" generally can be identified by the use of forward-looking terminology such as "will," "would," "expect," "anticipate," “opportunities,” “positioned” or "continue" (or the negative or other derivatives of each of these terms) or similar terminology. The "forward-looking statements" include, without limitation, statements regarding the impact of the acquisition on the Company’s revenues, cash flow, EBITDA, EPS and debt leverage, the tax benefits from the acquisition, the Company’s ability to execute on its capital allocation strategy, reduce debt and invest in brand-building, the Company’s ability to create long-term value for shareholders, the timing of the closing, the acquired brands’ ability to achieve market share gains and revenue growth, and the Company’s ability to leverage existing infrastructure for the acquired brands, timely integrate the acquired brands and achieve cost synergies. These statements are based on management's estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those expected as a result of a variety of factors, including the impact of the COVID-19 pandemic and business and economic conditions, consumer trends, the impact of the Company’s advertising and promotional and new product development initiatives, customer inventory management initiatives, fluctuating foreign exchange rates, competitive pressures, and the ability of the Company’s third party manufacturers and logistics providers and suppliers to meet demand for its products and to reduce costs. A discussion of other factors that could cause results to vary is included in the Company's Annual Report on Form 10-K for the year ended March 31, 2020 and other periodic reports filed with the Securities and Exchange Commission.